Exhibit 1.02

Vishay Intertechnology, Inc.
May 29, 2014

Conflict Minerals Report
For the Year Ended December 31, 2013

This report for the year ended December 31, 2013 is presented to comply with Rule 13p-1 and Form SD (collectively, the "Rule") promulgated under the Securities Exchange Act of 1934, as amended.  The Rule was adopted by the Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act").  The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products.  Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold ("3TG").  These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

The report presented herein is not audited.

I.	Company overview

Vishay Intertechnology, Inc. ("Vishay," the "Company," "we," "us," or "our") is a leading global manufacturer and supplier of discrete semiconductors and passive components. Semiconductors include MOSFETs, diodes, and optoelectronic components. Passive components include resistive products, capacitors, and inductors. Discrete semiconductors and passive components are essential elements of virtually every type of electronic circuit. They support the microprocessor chips and other integrated circuits ("ICs") that coordinate and control the functions of electronic devices and equipment. Substantially all of our products contain 3TG.  Our products are more fully described in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 19, 2014.

We are a major consumer of the world's annual production of tantalum, a metal used in the manufacturing of tantalum capacitors. There are few suppliers that process tantalum ore into capacitor grade tantalum powder.  Although most materials incorporated in our products are available from a number of sources, certain materials are available only from a relatively limited number of suppliers, the source for which may include the Covered Countries.

Vishay is a member of the Electronic Industry Citizenship Coalition ("EICC") and Conflict Free Sourcing Initiative ("CFSI") and fully supports the position of these organizations in avoiding the use of 3TG which directly or indirectly finance or benefit armed groups in the Covered Countries.  As such, our position is in full compliance with the EICC's Electronic Industry Code of Conduct.

Our RCOI included only our manufactured products and excluded our buy/resale business, in which we do not manufacture or contract to manufacture products, as permitted by the Rule.

Vishay Intertechnology is working toward the elimination of conflict minerals that directly or indirectly finance or benefit armed groups in the Democratic Republic of Congo ("DRC") or adjoining countries from its supply chain.  Vishay's ultimate goal is to have a supply chain that consists of material that is DRC Conflict Free.

As part of this policy, Vishay will:

1.
Exercise due diligence as specified in the Organisation for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply chains of Minerals from Conflict-Affected and High Risk Areas (2nd Edition) ("OECD Framework") and related 3T and gold supplements.

2.
Support and participate in industry groups such as the Electronic Industry Citizenship Coalition and collaborations such as Conflict Free Sourcing Initiative that are focusing on industry-wide solutions.

3.	Commit to transparency by providing necessary reports and information to the SEC and customers.

Vishay expects its first tier suppliers of 3TG ("In-scope Suppliers") to:

1.	Have conflict mineral policies in place to ensure material is sourced from socially responsible suppliers.
2.	Exercise due diligence to determine the source of conflict minerals.
3.	Not procure material from the DRC or adjoining countries that is not "DRC Conflict Free."
4.	Provide the necessary declarations in order to determine if the conflict minerals in the supply chain are DRC Conflict Free.

In-scope Suppliers who are not in compliance with these requirements will be reviewed in order for us to determine the extent to which Vishay will continue to do business with those Suppliers.  Vishay Intertechnology will terminate business with any In-scope Supplier if we determine that the Supplier's sourcing of 3TG are directly or indirectly financing armed groups in the DRC or adjoining countries.

II.	RCOI Process and results

Vishay's reasonable country of origin inquiry ("RCOI") employed a combination of measures to determine whether the necessary 3TG in Vishay's products originated from the Covered Countries.  Vishay's supply chain is complex and there are multiple tiers between the Company and the mine.  Vishay relies on its In-scope Suppliers to provide information on the origin of the 3TG contained in components which are included in the Company's products.  Vishay's primary means of determining country of origin of necessary 3TG was by conducting a supply-chain survey with In-scope Suppliers using the CFSI Conflict Minerals Reporting Template and RCOI data from the CFSI.

Vishay conducted a survey of all potential In-scope Suppliers of 3TG.  Vishay obtained survey responses from In-scope Suppliers representing 80% of the dollar value of 2013 in-scope procurement activities.  Based on the survey responses obtained, we have reason to believe that some of our supplies of 3TG may have originated in the Covered Countries, some from outside of the Covered Countries, some from recycled/scrap materials, and some from sources that are currently unknown.

As we do not typically have a direct relationship with 3TG smelters and refiners, we rely on the tools available to members of the EICC and CFSI to disclose upstream actors in the supply chain.

There is significant overlap between our RCOI efforts and our due diligence process.

III.	Due Diligence Process

Design

Our due diligence measures have been designed to conform, in all material respects, with the framework in the OECD Framework and related Supplements for gold, tantalum, tin, and tungsten.

Performance

a.	Company Management Systems

i.	Policy

Our Conflict Minerals Policy is summarized above under "Company Overview" and is also available on our website at www.vishay.com.

The content of any website referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference in this Conflict Minerals Report.

ii.	Communication with In-scope Suppliers

In-scope Suppliers are one of the key components in the execution of the Vishay's 3TG program.  As such, Vishay has specified its expectations of the Supplier through the following sources:

1.	Vishay's Conflict Mineral Policy via the Vishay website and direct communication with the Suppliers.
2.	Conflict Mineral requirements as part of new or renewed Supplier Agreements.
3.	Yearly Supplier information requests to gather and/or update sourcing information.

iii.	Education of Personnel

Vishay has educated key personnel involved in the procurement of materials on the Company's Conflict Minerals Policy and Program.  Vishay has established a management system for 3TG.  Our management system includes a core team of the vice president-level management and is sponsored by executive vice president-level management.  Executive management is briefed about the results of our due diligence efforts and provides feedback and direction to the core Conflict Minerals management team.

If agreed with Supplier, Vishay provides training or meetings to communicate Vishay's expectations under the Company's Conflict Minerals Policy and Program and to explain any issues that may arise.  From time to time, Vishay may also provide reference material to its In-scope Suppliers in order to help them comply with Vishay and industry requirements.

iv.	Tracking mechanisms

Vishay uses a third-party software system to distribute, track, collect, analyze, and assign risk assessment metrics to Supplier responses.

v.	Whistleblower mechanisms

In the event that a Vishay employee, supplier, or customer has a concern regarding the accuracy of information relative to 3TG, they are directed to contact their supervisor or purchasing or sales contact respectively regarding their concern.  If such contact is not possible or practical, the employee, supplier, or customer is instructed to contact Vishay's ethics hotline.  The contact information for the ethics hotline is available at http://www.vishay.com/company/ethics/.

This policy has been communicated to affected employees and suppliers via email.

b.	Identify and assess risks in the supply chain

All 3TG In-scope Suppliers are loaded into the Company Conflict Mineral software.  The software sends CFSI questionnaires and analyzes the responses according to internally defined red flags.  Vishay's purchasing team works with its In-scope Suppliers to address any identified red flags.  Unresolved red flags are escalated to the 3TG management team.  Such suppliers are designated internally as "Red Flag Suppliers."

The smelters and refiners identified by Vishay's In-scope Suppliers are then consolidated into one smelters and refiners list.  The origin and mine information obtained from the Supplier surveys and from external resources, such as the CFSI, are used in our reasonable country of origin procedures.

Vishay checks all smelters and refiners against the EICC Standard Smelter List and investigates any smelters or refiners not currently on the list.  If it is determined that an identified smelter or refiner that is not on the list is truly a smelter or refiner of 3TG, Vishay contacts EICC to request that such smelter or refiner be added to the EICC Standard Smelter List.  Lists of Conflict-Free Smelter Program compliant smelters and refiners are available at the CFSI website at http://www.conflictfreesourcing.org/.

Vishay's smelters and refiners list is checked against internal criteria to identify if the smelter or refiner could potentially be sourcing from the Covered Countries and be benefiting armed conflict.

Smelters and refiners identified on our consolidated list that do not meet the internal criteria are considered to present a risk of possibly not being DRC Conflict Free and are subject to Vishay's risk mitigation procedures.

As an active member of the EICC and CFSI, Vishay communicates to its In-scope Suppliers the requirement that at-risk smelters and refiners should be independently certified.

c.	Design and implement strategy to respond to identified risks

Red Flag Suppliers, smelters and refiners not on the EICC Standard Smelter list, smelters and refiners with unknown country sourcing, and other smelters and refiners that are considered to present risk (collectively, "Identified Risk Entities") are all subject to Vishay's risk mitigation procedures.  Vishay tailors its risk mitigation procedures for each Identified Risk Entity based on the individual Identified Risk Entity's facts and circumstances.  The risk mitigation procedures for Identified Risk Entities generally include the following procedures:

1.	Establish a defined time period that the Identified Risk Entity will work with Vishay's purchasing department to mitigate its identified risks.
2.	Work with CFSI to obtain additional information or certifications.
3.
Conduct formal reviews of Identified Risk Entities that do not mitigate their identified risks by the established deadline date.  The 3TG management team will then implement one or more of the following actions for Identified Risk Entities that cannot be verified to not directly or indirectly benefit armed rebels through their 3TG sourcing:

a.	Grant additional time to mitigate the identified risk;
b.	Develop a long-term improvement plan with the supplier;
c.	Suspend purchasing activities from the In-scope Supplier that has red flags and/or sources from the Identified Risk Entity;
d.	Establish a phase-out plan for the In-scope supplier that has red flags and/or sources from the Identified Risk Entity.
4.
If it is determined that the Identified Risk Entity has or likely has directly or indirectly benefited armed rebels through their 3TG sourcing, the 3TG management team will then implement one or more of the following actions:

a.	Require that the affected In-scope Supplier remove the smelter or refiner that is an Identified Risk Entity from Vishay's supply chain; or
b.	Terminate purchasing activities with the In-scope Supplier if the Supplier does not remove the smelter or refiner that is an Identified Risk Entity from its supply chain.

The 3TG management team maintains records of its actions as well as tracks several metrics used to monitor the effectiveness of its risk management procedures.  The status and results of the risk management procedures are reviewed with senior management semi-annually.  Vishay updates its supplier determinations and risk management procedures semi-annually.

d.	Audits of smelters' and refiners' due diligence processes

Vishay will rely on third party audit results from the EICC, CFSI, London Bullion Market Association, Responsible Jewelry Council, and the Tungsten Industry – Conflict Minerals Council to satisfy the verification of due diligence according to the OECD guidelines and third party audit requirements for high risk smelters and refiners to certify which smelters or refiners are DRC Conflict Free.

IV.	Reporting

a.	Future Steps to be taken

Vishay continues to work with industry groups, including the EICC and CFSI, and its In-scope Supply chain partners to enable it to assess the origination and chain of custody of materials in its supply chain.

We expect to take the following steps to improve the due diligence conducted to further mitigate the risk that necessary 3TG in our products could possibly benefit armed groups in the Covered Countries:

1.	Work to increase the response rate of suppliers to our due diligence inquiries.
2.	Request In-scope Suppliers to require at risk smelters or refiners to obtain a Conflict Free designation from an industry program such as the CFSI.
3.	Continue to validate In-scope Supplier responses using information collected from independent conflict free smelter validation programs such as the CFSI, to which we provide financial support.

b.	Exclusion of acquired entities

In accordance with the Rule, entities acquired during the reporting period are excluded from the scope of this Conflict Minerals Report.  This includes MCB Industrie S.A., a French manufacturer of resistors, acquired by Vishay on June 13, 2013.  Substantially all of MCB's products utilize one or more 3TG necessary to the functionality or production of such products.  The products manufactured by MCB will be covered commencing with Vishay's Conflict Minerals report for 2014.

c.	Results

The initial and subsequent responses from Vishay's In-scope Suppliers in our reasonable country of origin procedures did not contain sufficient information to determine the country of origin of all of the 3TG that are necessary to the functionality of all of the products that Vishay manufactured in 2013.

As of April 9th 2014 our smelters and refiners identified by our suppliers are listed below:

Mineral	Smelter EICC ID	Smelter/Refiners Name
Validated "Conflict Free"
Gold	1USA025	Johnson Matthey Inc
Gold	1CAN024	Johnson Matthey Limited
Gold	1USA088	Kennecott Utah Copper LLC
Gold	1USA033	Materion
Gold	1USA037	Metalor USA Refining Corporation
Gold	1USA043	Ohio Precious Metals LLC.
Gold	1CAN050	Royal Canadian Mint
Gold	1USA076	United Precious Metal Refining, Inc.
Gold	1AUS046	Western Australian Mint trading as The Perth Mint
Gold	1DEU001	Allgemeine Gold- und Silberscheideanstalt A.G.
Gold	1CHE004	Argor-Heraeus SA
Gold	1JPN005	Asahi Pretec Corporation
Gold	1JPN015	Dowa
Gold	1HKG019	Heraeus Ltd Hong Kong
Gold	1DEU018	Heraeus Precious Metals GmbH & Co. KG
Gold	1JPN021	Ishifuku Metal Industry Co., Ltd.
Gold	1JPN028	JX Nippon Mining & Metals Co., Ltd
Gold	1JPN074	Kojima Chemicals Co. Ltd
Gold	1KOR032	LS-Nikko Copper Inc
Gold	1JPN034	Matsuda Sangyo Co. Ltd
Gold	1HKG036	Metalor Technologies (Hong Kong) Ltd
Gold	1CHE035	Metalor Technologies SA
Gold	1JPN039	Mitsubishi Materials Corporation
Gold	1JPN040	Mitsui Mining and Smelting Co., Ltd.
Gold	1JPN071	Nihon Material Co. LTD
Gold	1ESP052	SEMPSA Joyeria Plateria SA
Gold	1TWN056	Solar Applied Materials Technology Corp.
Gold	1JPN057	Sumitomo Metal Mining Co. Ltd.
Gold	1JPN058	Tanaka Kikinzoku Kogyo K.K.
Gold	1JPN060	Tokuriki Honten Co. Ltd
Gold	1BEL062	Umicore SA Business Unit Precious Metals Refining
Gold	1CHE063	Valcambi SA
Tantalum	3CHN019	Conghua Tantalum and Niobium Smeltry
Tantalum	3BRA021	LMS Brasil S.A.
Tantalum	3CHN003	F&X
Tantalum	3USA005	Global Advanced Metals
Tantalum	3USA002	Exotech Inc.
Tantalum	3DEU006	H.C. Starck GmbH
Tantalum	3CHN009	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	3KAZ014	Ulba
Tantalum	3CHN001	Duoluoshan
Tantalum	3AUT011	Plansee
Tantalum	3CHN015	Zhuzhou Cement Carbide
Tin	2BRA018	Mineração Taboca S.A.
Tin	2BOL022	OMSA
Tin	2BRA054	White Solder Metalurgia
Tin	2PER019	Minsur
Tin	2CHN012	Geiju Non-Ferrous Metal Processing Co. Ltd.
Tin	2MYS016	Malaysia Smelting Corporation (MSC)
Tin	2JPN020	Mitsubishi Materials Corporation
Tin	2IDN032	PT Bukit Timah
Tin	2THA046	Thaisarco
Tin	2CHN048	Yunnan Tin Company Limited

Not Validated

Gold	1DEU017	Heimerle + Meule GmbH
Gold	1CAN064	Xstrata Canada Corporation
Gold	1CHL014	Codelco
Gold	1CHN054	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	1USA089	So Accurate Refing Group
Gold	1CHN065	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	1JPN072	Aida Chemical Industries Co. Ltd.
Gold	1JPN073	Asaka Riken Co Ltd
Gold	1JPN077	Yokohama Metal Co Ltd
Gold	1JPN078	Chugai Mining
Gold	1JPN080	Pan Pacific Copper Co. LTD
Gold	1MEX010	Caridad
Gold	1USA075	Sabin Metal Corp.
Gold	1USA088	Kennecott Utah Copper
Gold	1UZB042	Navoi Mining and Metallurgical Combinat
Tin	2BEL017	Metallo Chimique
Tin	2IDN009	CV United Smelting
Tin	2IDN028	PT Bangka Putra Karya
Tin	2IDN040	PT Stanindo Inti Perkasa
Tin	2CHN047	Yunnan Chengfeng
Tin	2BOL010	EM Vinto
Tin	2BRA063	Cooper Santa
Tin	2CHN011	Gejiu Zi-Li
Tin	2CHN013	Gold Bell Group
Tin	2CHN015	Liuzhou China Tin
Tin	2CHN050	CNMC (Guangxi) PGMA Co. Ltd.
Tin	2CHN052	Huichang Jinshunda Tin Co. Ltd
Tin	2CHN055	Linwu Xianggui Smelter Co
Tin	2IDN007	CV Prima Timah Utama
Tin	2IDN027	PT Bangka Kudai Tin
Tin	2IDN029	PT Bangka Timah Utama Sejahtera
Tin	2IDN030	PT Belitung Industri Sejahtera
Tin	2IDN036	PT Koba Tin
Tin	2IDN037	PT Mitra Stania Prima
Tin	2IDN038	PT Refined Banka Tin
Tin	2IDN042	PT Timah
Tin	2IDN043	PT Timah Nusantara
Tin	2IDN044	PT Tinindo Inter Nusa
Tin	2IDN049	PT Tambang Timah
Tin	2IDN059	PT DS Jaya Abadi
Tin	2POL064	Fenix Metals
Tin	2USA001	Cookson
Tungsten	4CHN003	China Minmetals Nonferrous Metals Co Ltd
Tungsten	4CHN004	Chongyi Zhangyuan Tungsten Co Ltd
Tungsten	4CHN009	Ganzhou Nonferrous Metals Smelting Co Ltd.
Tungsten	4CHN010	Jiangxi Tungsten Industry Group Co Ltd
Tungsten	4CHN015	Zhuzhou Cemented Carbide Group Co Ltd
Tungsten	4AUT012	Wolfram Bergbau und Hütten AG
Tungsten	4RUS013	Wolfram Company CJSC
Tungsten	4CHN016	Ganzhou Grand Sea W & Mo Group Co Ltd
Tungsten	4CHN023	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Tungsten	4CHN028	Xiamen Tungsten Co Ltd
Tungsten	4DEU008	H.C. Starck GmbH
Tungsten	4JPN020	A.L.M.T. Corp.
Tungsten	4USA001	ATI Tungsten Materials
Gold	CID000362	Doducco